UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2013, Net Element International, Inc. (the “Company”) and its subsidiary, TOT Group, Inc. (“TOT”), entered into a binding term sheet (the “Term Sheet”) to acquire substantially all of the business assets of Aptito.com, Inc., a New York corporation (“Aptito”). Aptito’s business includes the development, implementation and sales of an all-in-one, cloud-based, digital point-of-sale software and customer relations management and payments platform. Aptito’s Restaurant mPOS is a tablet-based point-of-sale solution that combines traditional point-of-sale functionality with mobile ordering, payments, social media, intelligent offers, mobile applications, loyalty and transactional data all in one solution using Aptito’s cloud-based payments platform. The parties agreed to undertake good faith efforts to close the transaction as soon as possible but not later than May 31, 2013.

Pursuant to the Term Sheet, Aptito will contribute (the “Contribution”) substantially all of its business assets to a newly formed subsidiary of TOT (“NewCo”). As consideration for the Contribution: (a) NewCo will assume approximately $200,000 of Aptito’s auditable debt; (b) the Company will issue to the seller 125,000 restricted shares of the Company’s common stock, which will vest quarterly over 12 months; and (c) NewCo will issue to the seller a 20% equity interest in NewCo. TOT will have an option to purchase the seller’s 20% equity interest in NewCo, with the purchase price based on the fair market value of NewCo as of the end of the calendar month immediately preceding TOT’s request for a valuation in accordance with the terms of the option, payable in cash, cancellation of indebtedness, shares of the Company’s common stock or a combination of the foregoing.

The consummation of the Contribution is subject to the satisfaction (or TOT’s written waiver in its sole and absolute discretion) of the following conditions: (i) the completion of definitive documentation relating to the Contribution; (ii) the completion of due diligence of Aptito and its business, operations, assets, liabilities, financial condition, legal proceedings, contracts and other matters, to the reasonable satisfaction of TOT; (iii) receipt of all necessary consents and approvals, including consents of Aptito’s lenders to the assumption of Aptito’s debt by NewCo without triggering any default or acceleration of such debt; (iv) no material adverse change to Aptito or its business; (v) the entry into a two-year consulting agreement with Genira Enterprises, Inc., a New York corporation (“Genira”), whereby Genira will provide certain services to NewCo including sales, marketing and product development relating to Aptito’s business, which consulting agreement would include customary non-competition provisions and provide for consulting fees of $125,000 per year and a potential annual bonus of $50,000 based on achieved milestones to be tied to the financial pro-forma of NewCo; and (vi) other customary closing conditions.

On May 22, 2013, the Company issued a press release announcing the Company’s entry into the Term Sheet to acquire Aptito. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Term Sheet, dated May 20, 2013, among TOT Group, Inc., Net Element International, Inc. and Aptito.com, Inc.*
99.1	Press Release dated May 22, 2013

*	Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any of the omitted exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: May 22, 2013	By:	/s/ Oleg Firer
	Name: Title:	Oleg Firer Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Term Sheet, dated May 20, 2013, among TOT Group, Inc., Net Element International, Inc. and Aptito.com, Inc.*
99.1	Press Release dated May 22, 2013

*	Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any of the omitted exhibits to the Securities and Exchange Commission upon request.